Exhibit 99.1

ARCA biopharma Announces 2023 Financial Results

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Company is currently engaged in a strategic review process, evaluating additional development of its assets, collaborations and other strategic options

Westminster, CO, February 1, 2024 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company applying a precision medicine approach to developing genetically targeted therapies for cardiovascular diseases, today reported 2023 financial results and provided a corporate update.

In April 2022, the Board of Directors established a Special Committee (the “Special Committee”) and, in May 2022, retained Ladenburg Thalmann & Co. Inc. (“Ladenburg”) to evaluate strategic options, including transactions involving a merger, sale of all or part of the Company’s assets, or other alternatives with the goal of maximizing stockholder value (the “Strategic Review”). The Company and Ladenburg have reviewed several potential strategic transactions and continue to evaluate further potential development of the Company’s existing assets, in order to maximize stockholder value. The Company does not have a defined timeline for the strategic review process and the review may not result in any specific action or transaction.

Full Year 2023 Summary Financial Results

Cash and cash equivalents were $37.4 million as of December 31, 2023, compared to $42.4 million as of December 31, 2022. ARCA believes that its current cash and cash equivalents, consisting primarily of money market funds, will be sufficient to fund its operations through the middle of 2025.

General and administrative (G&A) expenses were $6.3 million for the year ended December 31, 2023, compared to $5.8 million for 2022, an increase of approximately $0.4 million. During the year ended December 31, 2023, the Company recorded $159,000 for one-time termination benefits related to the mutually-agreed to conclusion of Christopher D. Ozeroff's employment, the former Secretary, Senior Vice President and General Counsel of ARCA, effective March 31, 2023. During the year ended December 31, 2022, the Company recorded total restructuring charges of approximately $755,000, of which $470,000 and $285,000 were recognized in research and development and general and administrative expenses, respectively, in connection with the restructuring, all in the form of one-time termination benefits. The increase in expenses during 2023 was primarily a result of increases in professional fees and fees to the Special Committee in connection with the Strategic Review, offset by lower one-time termination benefits and lower personnel costs from the reductions discussed above. G&A expenses in 2024 are expected to be consistent with those in 2023 as the Company maintains administrative activities to support our ongoing operations.

Research and development (R&D) expenses were $1.0 million for the year ended December 31, 2023, compared to $4.7 million for 2022, a $3.7 million decrease. R&D personnel costs decreased approximately $1.2 million for the year ended December 31, 2023, as compared to the corresponding periods of 2022, due to one-time termination benefits incurred in 2022 and decreased headcount from the July 2022 personnel reduction discussed above. Clinical expense decreased approximately $1.0 million for the year ended December 31, 2023, as compared to the corresponding period of 2022. Manufacturing process development costs decreased approximately $1.1 million for the year ended December 31, 2023, as compared to the corresponding period of 2022. The majority of clinical and manufacturing close out costs related to the rNAPc2 (AB201) international Phase 2b clinical trial were incurred in the first half of 2022, with no comparable costs for the corresponding periods of 2023. R&D expenses in 2024 are expected to be lower than 2023.

Total operating expenses for the year ended December 31, 2023 were $7.3 million compared to $10.6 million in 2022.

Net loss for the year ended December 31, 2023 was $5.3 million, or $0.37 per basic and diluted share, compared to $9.9 million, or $0.69 per basic and diluted share in 2022.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically and other targeted therapies for cardiovascular diseases through a precision medicine approach to drug development. At present, ARCA is evaluating options for development of its assets, including partnering and other strategic options. For more information, please visit www.arcabio.com or follow the Company on LinkedIn.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding potential future development plans for Gencaro and rNAPc2, if any, and the Company’s review of strategic options. Such statements are based on management's current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: ARCA’s financial resources and whether they will be sufficient to meet its business objectives and operational requirements; ARCA’s ability to raise sufficient capital on acceptable terms, or at all; the Company’s ability to continue development of Gencaro or rNAPc2 or to otherwise continue operations in the future; the Company’s ability to complete a strategic transaction; results of earlier clinical trials may not be confirmed in future clinical trials; the protection and market exclusivity provided by ARCA’s intellectual property; risks related to the drug discovery and the regulatory approval processes; and the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the Securities and Exchange Commission, including without limitation ARCA’s annual report on Form 10-K for the year ended December 31, 2023, and subsequent filings. ARCA disclaims any intent or obligation to update these forward-looking statements.

All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, ARCA undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor & Media Contact:

Jeff Dekker

720.940.2122

ir@arcabio.com

(Tables follow)

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ARCA BIOPHARMA, INC.

BALANCE SHEET DATA

(in thousands)

(unaudited)

	December 31, 2023	December 31, 2022
Cash and cash equivalents	$37,431	$42,445
Working capital	$36,955	$41,567
Total assets	$37,861	$43,085
Total stockholders’ equity	$37,020	$41,673

ARCA BIOPHARMA, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31,
	2023	2022
	(in thousands, except share and per share amounts)
Costs and expenses:
General and administrative	$6,283	$5,847
Research and development	1,013	4,749
Total costs and expenses	7,296	10,596
Loss from operations	(7,296)	(10,596)

Interest and other income	1,957	675
Other loss	—	(5)
Net loss	$(5,339)	$(9,926)

Net loss per share:
Basic and diluted	$(0.37)	$(0.69)
Weighted average shares outstanding:
Basic and diluted	14,415,877	14,410,143